Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Carolina Trust BancShares, Inc.

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-4 (File 333-233640) of our report dated March 27, 2019, with respect to the consolidated financial statements of Carolina Trust BancShares, Inc. as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

October 17, 2019